Exhibit 3.2

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "60 DEGREES PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF APRIL, A.D. 2023, AT 4:26 O'CLOCK P.M.

6829222 8100 SR# 20231393697	Authentication: 203121689 Date: 04-12-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF DESIGNATION OF SERIES A NON-VOTING

CONVERTIBLE PREFERRED STOCK OF 60 DEGREES

PHARMACEUTICALS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, 60 Degrees Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.    Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Non-Voting Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be 80,965. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

2.     Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals,

“Certificate of Incorporation” has the meaning set forth in the Recitals.

State of Delaware Secretary of State Division of Corporations Delivered 04:26 PM 04/11/2023 FILED 04:26 PM 04/11/2023 SR 20231393697 - File Number 6829222

“Conversion Price” has the meaning set forth in Section 6.1.

“Common Stock” means the Common Stock, par value $0,0001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share of Series A Preferred Stock, the date of closing of a Qualified IPO by the Company.

“Dividend Payment Date” has the meaning set forth in Section 4.1.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

“Liquidation Value” means, with respect to any Share on any given date, $100.00 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series A Preferred Stock).

“Qualified IPO” means any public listing occurring prior to December 31st 2023, which results in gross proceeds for the Company of more than $7 million.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3.    Rank; No Voting Rights. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities. The Series A Preferred Stock shall not have any voting rights.

4.    Dividends.

4.1     Accrual and Payment of Dividends. From and after the Date of Issuance of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 6.0% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock in accordance with the provisions of Section 5; provided, that to the extent not paid on March 31 of each calendar year (a “Dividend Payment Date”), all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 6. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.

4.2     Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

5.     Liquidation.

5.1     Liquidation. Subject to Section 6, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Shares of Series A Preferred Stock then outstanding shall share ratably in any distribution of the remaining assets and funds of the Corporation with all other stockholders of the Corporation as if each Share of Series A Preferred Stock had been converted by the Company as described in Section 6.

5.2     Notice. In the event of any liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action.

6.     Conversion.

6.1     Conversion by the Corporation. Subject to the provisions of this Section 6 the Corporation shall have the right, exercisable in its sole discretion, to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) held by the holders thereof along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such Shares to be converted, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion, provided that such conversion would not result in the holders of shares of Series A Preferred Stock owning more than 19.9% of the shares of the Corporation’s Common Stock on an as-converted basis. The “Conversion Price” shall be the lesser of (a) the Liquidation Value of such Share, (b) the price per share of Common Stock determined in any initial public offering of the Corporation’s Common Stock, or (c) the 10-day volume weighted average price per share of Common Stock as reasonably determined by the Corporation.

6.2    Procedures for Conversion; Effect of Conversion.

(a)    Procedures for Holder Conversion. Upon a conversion of Shares of Series A Preferred Stock pursuant to Section 6.1, each holder shall surrender to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 6.1 and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion.

(b)    Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 6.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

7.    Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred.

8.    Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

9.    Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and Geoffrey S. Dow or his designee, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 99.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and Chief Executive Officer this 7th day of April, 2023.

60 Degrees Pharmaceuticals, Inc.

By:	/s/ Geoffrey S. Dow
Name:	Geoffrey S. Dow
Title:	CEO

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